Exhibit 10.21

Severance Policy

  POLICY HIGHLIGHTS

•	This policy applies to situations of involuntary termination due to:

•	Reduction in workforce or facility closure

•	Change in organization structure requiring relocation

•	Position eliminations

•	Poor performance despite reasonable efforts by the employee (50% of benefit).

•	This policy apples to all U.S. exempt and non-exempt office workers and international employees to the extent permitted by local law.

•	The amount of severance is based upon compensation band level and years of service

•	Health care benefit continuation is applicable to eligible Atkore employees

•	Outplacement service is applicable to eligible Atkore employees

•	Receipt of severance pay and benefits is contingent on signing a legal release and a non-compete agreement acceptable to the Company

INTENT

It is the intent of the Company to provide stable employment opportunities for employees. Business conditions, individual performance or other factors may, however, necessitate a reduction in force or an individual’s termination of employment. Atkore International offers severance pay, benefits continuation and outplacement services to assist employees with their transition to new employment.

SCOPE

This policy applies to all U.S. exempt and non-exempt salaried employees and international employees to the extent permitted by local law. It excludes all employees covered by a collective bargaining agreement or an employment contract.

PROVISIONS

Severance Schedule:

The rate of severance is based upon the employee’s compensation band and length of service as outlined in Table 1 below. Years of service will be measured only from an employee’s most recent date of hire and will include continuous service with any predecessor company as long as there was not a qualified break in service.

Table 1: Severance Schedule

Compensation Band Level	# of Week(s) for each Full Year of Service	# of Weeks Minimum	# of Weeks Maximum
Bands 1 & 2	2 weeks	26 weeks	52 weeks
Band 3	2 weeks	16 weeks	39 weeks
Band 4	1.5 weeks	12 weeks	26 weeks
Band 5	1 week	8 weeks	26 weeks
Bands 6 & 7	1 week	4 weeks	16 weeks

In cases where there is a reduction-in-force resulting in pay-in-lieu of notification under the Worker Adjustment Retraining and Notification Act (WARN) or any other law, the eligible severance payment under this policy will be reduced proportionately.

Eligibility:

Determination of eligibility for severance pay is at the sole and exclusive discretion of the Company. Regular, full-time salaried exempt and non-exempt employees with at least 6 months continuous service are typically eligible for severance pay when they are involuntarily separated for one of the following reasons:

•	Lack of work or reduction in the workforce;

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Facility closure or sale, unless the employee is offered a reasonably comparable position and compensation and benefits by the Company or by the successor company. Reasonableness is determined solely and exclusively be the Company;

•	The employee’s worksite relocates more than 50 miles and the employee is not offered relocation;

•	The employee refuses relocation to a job which is more than 50 miles from the employee’s current worksite; and

•	Any other reason determined by the Company to warrant severance.

Additionally, if an employee is terminated for inability to perform his or her duties despite reasonable efforts by the employee, he/she will be eligible for severance at 50% of the weekly schedule in Table 1 above.

Severance pay is not provided to any employee who voluntarily terminates, is temporarily laid-off, or who is terminated for cause. “For cause” includes but is not limited to; dishonesty, insubordination, misconduct, or violation of a Company policy.

Severance pay:

A valid and enforceable legal release, in a form acceptable to the Company, must be in effect prior to severance pay and benefits being paid. Severance will be paid in a lump sum after the revocation period which follows the signing of the release of claims has expired. The lump sum payment is subject to normal payroll taxes and withholdings.

Health Benefit Continuation:

The Company will pay the employer portion of the cost of the medical, prescription drug and dental coverage provided the Employee properly elects COBRA continuation coverage and continues to pay the applicable employee contribution. The Company paid health and welfare benefits will be provided for a period equal to the applicable severance period outlined in Table 1 above or until employee is eligible for alternative coverage, whichever occurs first.

Earned Compensation & Benefits:

Any wages, salary, or commissions and vacation earned as of the date of termination will be paid as soon as practical after termination or consistent with applicable State law whichever is sooner.

Outplacement Services:

Outplacement services will typically be made available to eligible separated employees. The purpose of outplacement is to assist separated employees with securing future employment. Outplacement services include guidance with resume preparation, interviewing skill training and networking techniques. The vendor and the services provided will be determined by the Company. Cash will not be provided in lieu of outplacement services.

Exceptions:

Exceptions to this policy must be approved in writing by the Vice President, Global Human Resources prior to any communication of benefit to the affected employee(s).

Applicable Laws:

If State or National laws are more generous than this policy or require different administration, the law will take precedent over this policy.

Amendment and Termination:

The statements contained in this policy are not intended to create nor are they to be construed to constitute a contract of employment between the Company and any employee. The Company reserves the right to modify, suspend or terminate this policy or the benefits provided at any time without prior notice.

Issued by: Kevin Fitzpatrick, VP, Global Human Resources, Atkore International Headquarters

Policy Effective Date: 5/9/2012

Updated: 5/9/2012 supersedes all other Severance Policies

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